Exhibit 8.3

Suite 200, 701 Pennsylvania Avenue NW

Washington, DC 20004-2608

t202 508 5800 f202 508 5858

April 20, 2026

Board of Directors

Columbia Financial, Inc.

Columbia Bank MHC

Columbia Bank

Columbia Financial, Inc.

19-01 Route 208 North

Fair Lawn, NJ 07410

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Columbia Financial, Inc., a Maryland corporation (“Newco”), in connection with the transactions described in the Agreement and Plan of Merger, dated as of January 31, 2026 (the ‘‘Merger Agreement”), by and among Northfield Bancorp, Inc., a Delaware corporation (“Northfield”), Columbia Financial, Inc., a Delaware corporation, Newco and Columbia Bank MHC, a federally chartered mutual holding company, pursuant to which Northfield will merge with and into Newco, with Newco remaining as the surviving corporation (the “Merger”). At your request, and in connection with the preparation and filing of the related Registration Statement on Form S-4, which includes the Joint Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”). as initially filed by Newco with the U.S. Securities and Exchange Commission on March 6, 2026 (the “Registration Statement”), we are providing this opinion.

In connection with this opinion, we have reviewed (i) the Merger Agreement, (ii) the Registration Statement and (iii) the Proxy Statement/Prospectus. We have not, however, undertaken any independent investigation of any factual matter set forth in any of those documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement, and (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement). We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

We have also participated in the preparation of the discussion set forth in the section of the Proxy Statement/Prospectus entitled “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger.” In our opinion, and subject to the qualifications, assumptions and limitations stated in this letter and in the Registration Statement, such discussion, insofar as it summarizes U.S. federal income tax law, is accurate in all material respects.

Columbia Financial, Inc.

April 20, 2026

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Kilpatrick Townsend & Stockton LLP